February 10, 2006

VIA FEDERAL EXPRESS

Mr. Bob Swan

Dear Bob:

eBay Inc. (“the Company” or “eBay”) is pleased to offer you, subject to approval by eBay’s Board of Directors, the exempt position of Senior Vice President, Finance and Chief Financial Officer, eBay Inc. at a salary of $23,076.93 paid bi-weekly, which is equivalent to an annualized salary of $600,000.18.

You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Compensation Committee of the Board of Directors that you be granted an option for the purchase of 375,000 shares of the Company’s Common Stock. The grant will be split into two equal tranches, with the first grant to be issued and priced effective the Friday following your first full week of employment, and the second grant to be issued and priced effective 26 weeks from the date of the first grant. The options will be granted under the Company’s 2001 Equity Incentive Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the options one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the options. Enclosed is the Company’s Insider Trading Policy, which outlines the procedures and guidelines governing securities trades by Company personnel. Please review the Policy carefully, execute the certification and return it to me.

You will be eligible to participate in the eBay Incentive Plan (eIP), which is comprised of 5 components: 4 quarterly and 1 annual. Payouts are based on individual achievement as well as Company performance. Your target bonus under the current program would be 85% of your base salary. Your maximum bonus would be 200% of target. Eligibility for this program begins with your first full business quarter of employment. You must be employed on the last day of the calendar quarter to be eligible for the quarterly pay out. To be eligible for the annual bonus component, you would need to be employed on the first day of the 4th calendar quarter and be employed on the last day of such quarter. The Company reserves the right to amend, change or cancel the plan at its sole discretion.

You shall also be eligible to receive a special retention bonus of $1,000,000 paid in 5 equal installments. The amount of $200,000.00 (less deductions and applicable taxes) will be payable within two payroll periods of your start date. The remaining $800,000 will be payable as follows: $200,000 (less deductions and applicable taxes) annually over the first four years of your employment, payable on the first (twelve months), second (24 months), third (36 months) and fourth (48 months) anniversaries of your start date. Each scheduled bonus payment is subject to your continued full time employment with the Company on each scheduled payment date and to standard payroll deductions and tax withholding. You fully understand that if your employment with the Company ceases, for any reason, prior to the occurrence of any installment payment date, you will not be eligible to receive such bonus and no pro rata bonus can be earned.

We will also recommend to the Compensation Committee of the Board of Directors that you receive a special one-time award of restricted stock in the amount of 50,000 eBay shares to be issued effective the Friday following your first full week of employment. The shares will vest 25% on each of the first four anniversaries of the commencement of your employment.

eBay will assist with expenses incurred for your relocation from Plano, Texas to the San Francisco Bay Area under the terms of eBay’s relocation assistance program. Details regarding the terms of such relocation will be provided to you shortly.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

Your employment at the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay’s Chief Executive Officer. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the rules of the American Arbitration Association (AAA), rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company’s confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

This letter with attachments, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement and returning them to me, along with the Company’s Insider Trading Policy certification.

This offer is contingent upon your background verification and approval by the Compensation Committee of the Board of Directors. This is our sole binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

Bob, on a more personal note, I am thrilled about the prospect of you joining our team. I have every confidence you will contribute considerably to eBay’s continued success. It would be my great pleasure to partner with you in doing that. I look forward to you coming on board.

Sincerely,

/s/ Meg Whitman
Meg Whitman

Accepted:

/s/ Robert H. Swan
2/18/06